FIRST QUARTER 2024 FINANCIAL RESULTS

MANAGEMENT COMMENTARY:

During the first quarter, the Company saw stable real estate market conditions, strong loan demand, and a modest increase in average loan portfolio size. As has been well documented in the financial media, the number of residential real estate transactions has declined significantly in the past year due to reduced supply of houses for sale (few homeowners want to give up their low interest rate mortgages) and reduced demand (many potential buyers are priced out of the market at current interest rates). However, our borrowers continue to perform well in this environment by offering buyers a remodeled home at an attractive price. It is important to note that our borrowers do not depend on increasing real estate prices to make a profit. Because our borrowers' projects are short-term, and their profits come primarily from the opportunistic purchase price and subsequent value-add improvements made to their projects, we believe our borrowers are more sensitive to completing and selling their projects quickly than they are to the current trend in real estate prices. We have also observed that our experienced borrowers are finding more attractive opportunities as a result of less competition from less experienced borrowers leaving the market. The Company continued its risk mitigation strategy initiated during 2020: (1) most new loans required borrowers to pre-pay interest; (2) we continued lending to only the highest quality borrowers; (3) we continued lending primarily in non-judicial states, which we believe to be less risky than judicial states; and (4) we continued lending on lower risk projects (less complex scope of work, existing occupancy permits, resale prices in the liquid segments of each real estate sub-market). Measures of investment security (portfolio loan-to-value, asset coverage ratios and interest coverage ratios) all remained healthy, with no material change.

LOAN-TO-VALUE, ASSET COVERAGE & INTEREST COVERAGE

- ***Portfolio "After Repair" LTV:*** *Active loans 65%, paid off loans (actual) 60% vs paid off loans (estimate) 66%.*
- ***Cumulative "As-Is" LTV:*** *Bank Borrowings 28%, Class D Equity 38%, Class C Equity 53%, Class B Equity 66%, Class A Equity 68%.*
- ***Cumulative "As-Is" Asset Coverage:*** *Bank Borrowings 3.61x, Class D Equity 2.63x, Class C Equity 1.90x, Class B Equity 1.52x, Class A Equity 1.47x.*
- ***Cumulative Interest and Preferred Return Coverage:*** *Bank Borrowings 3.7x, Class D Equity 3.0x, Class C Equity 2.3x, Class B Equity 1.7x.*

INCOME STATEMENT HIGHLIGHTS

- ***Net Income:*** *$1,429,165, down 14.3% quarter/quarter, down 7.4% year/year.*
- ***Net Interest Margin:*** *8.419%, down 42 basis points quarter/quarter, down 153 basis points year/year.*
- ***Net Interest Rate Spread:*** *3.765%, down 39 basis points quarter/quarter, down 37 basis points year/year.*
- ***Interest Income:*** *$3,682,005, down 3.9% quarter/quarter, up 28.8% year/year.*
- ***Interest Expense:*** *$991.911, up 1.0% quarter/quarter, up 201.0% year/year.*
- ***Net Interest Income:*** *$2,690,094 down 5.6% quarter/quarter, up 6.4% year/year.*

BALANCE SHEET HIGHLIGHTS

- ***Total Assets:*** *$127.5 million, down 2.3% quarter/quarter, up 23.4% year/year.*
- ***Loans Receivable, Net:*** *$124.3 million, down 2.1% quarter/quarter, up 23.9% year/year.*
- ***Total Equity:*** *$74.5 million (58.4% of total assets), down 2.7% quarter/quarter, down 8.6% year/year;* ***Class A Equity:*** *$4.4 million (3.4% of total assets);* ***Class B Equity:*** *$24.2 million (19.0% of total assets);* ***Class C Equity:*** *$27.0 million (21.2% of total assets);* ***Class D Equity:*** *$18.9 million (14.8% of total assets).*
- ***Bank Borrowings:*** *$51.1 million (40.0% of total assets), down 1.8% quarter/quarter, up 150.0% year/year.*

LOANS & ASSET QUALITY

- ***Allowance for Loan Losses:*** *$2,019,026 (1.6% of UPB). $52,757 provision added and no charge offs.*
- ***Delinquent Loans:*** *No new loans became delinquent. 0 Delinquent Loans paid off. 3 Delinquent Loans at quarter end.*
- ***REO Assets:*** *No new REO asset acquired. No REO asset sold. Total REO assets $2.2 million (1 property).*

Portfolio Loan-to-Value and Coverage Ratios

Portfolio Loan-to-Value based on "After-Repair" Value. *The Company is an asset-based lender and its underwriting guidelines are heavily weighted toward real estate valuation, liquidity and loan-to-value coverage. In determining real estate collateral value, the Company inspects the properties and evaluates comparable property values in the area using Multiple Listing Service (MLS) data. Based on this information, the Company prepares an estimate of the "after-repair" value for each property. The Company's "after-repair" value estimates assume that all planned capital improvements to the real estate collateral have been completed and that the Company has disbursed all construction loan funds and represents the Company's estimate of the market value of the collateral after completion of the project based on information about comparable properties available at that time. In more complex transactions or for properties with limited comparable data, the Company may seek a formal valuation report such as an appraisal or broker price opinion. However, appraisals are recognized in the mortgage banking industry to represent estimates of value but should not be relied upon as the only measure of true worth or realizable value. Collateral value is determined solely in the judgment of the Company.*

The Company believes that performing in-house real estate valuations provides it with a competitive advantage. By performing hundreds of in-house valuations per year in multiple geographies, the Company can continually refine its appraisal process and analyze real estate market trends within different geographies. This internal valuation analysis enables the Company to make faster and more informed lending decisions, which we believe help mitigate risk while providing borrowers with a higher quality of service. The Company reports to investors on a quarterly basis the results of its valuation methodology testing. These tests compare the actual loan to sale-price for those loans that paid off during a given quarter against the Company's estimated valuation for those same properties at the time the loans were made. This monthly analysis helps the Company to analyze and improve its in-house valuation methodology on an ongoing basis.

The following table sets forth the average loan-to-value for Portfolio Loans at the dates indicated, based on "after-repair" value:

Loan-to-Value Based on "After-Repair" Value

	As of or for the Three Months Ended March 31,		As of or for the Year Ended December 31,	
	2024	2023	2023	2022
Loan to value - active loans, end of period				
Unpaid principal balance	$ 127,002,585	$ 102,791,564	$ 129,676,027	$ 105,524,277
Undisbursed construction loan balance (1)	9,728,826	13,441,704	12,225,739	9,993,774
Estimated "after-repair" value (2)	211,932,000	185,713,000	221,764,000	184,593,000
Estimated "after-repair" loan-to-value (3)	65%	63%	64%	63%
Loan to value - properties sold retail, during period				
Principal balance	$ 39,547,792	$ 35,765,746	$ 150,511,539	$ 150,527,393
Actual sale price	65,787,980	56,523,414	243,038,462	250,806,831
Actual loan-to-sale price (4)	60%	63%	62%	60%
Original "after-repair" loan-to-value estimate	66%	64%	64%	65%
Number of loans	87	85	341	341
Loans refinanced or properties sold wholesale, during period				
Unpaid principal balance	$ 8,845,327	$ 7,240,903	$ 29,530,503	$ 54,462,117
Number of loans	31	31	207	107

(1) *Undisbursed construction loan balance is comprised of construction funds that have been approved but not yet disbursed. Once disbursed, the construction funds are added to the unpaid principal balance.*

(2) *Estimated "after repair" value assumes all undisbursed construction loan balances are fully disbursed and corresponding capital improvements to real estate have been completed. Real estate values are based on the Company's "after-repair" value estimates.*

(3) *Estimated "after-repair" loan-to-value is calculated by dividing the sum of the unpaid principal balance and the undisbursed construction loan balance by the estimated "after-repair" value. The principal balance of each loan was used to calculate the weighted average.*

(4) *Actual loan-to-sale price is calculated by dividing the fully funded loan amount by the actual sale price of the real estate collateral. The principal balance of each loan was used to calculate the weighted average. Loans that were refinanced or secured by real estate collateral that was sold wholesale (prior to planned improvements being completed) were excluded from the calculation.*

The Company does not charge interest to borrowers on loan proceeds held back for construction until those proceeds are disbursed. Upon disbursement, the incremental loan proceeds are added to the existing unpaid principal balance of

the loan. This practice requires the Company to categorize these funds as an undisbursed construction loan balance. The Company's undisbursed construction loan balance as of March 31, 2024 was $9.7 million, compared to $13.4 million as of March 31, 2023. For purposes of calculating the estimated "after-repair" loan-to-value on the active Portfolio Loans, the Company assumes loan commitments are fully disbursed and associated improvements to the real estate collateral have been completed.

As of the quarter ended March 31, 2024, the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 65%. By comparison, the weighted average loan-to-sales price of paid off Portfolio Loans during the quarter ended March 31, 2023 was 62%, compared to our estimated weighted average "after-repair" loan-to-value of 66% for those same properties that sold during the quarter. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the quarter was 6 percentage points more conservative than the actual sale prices, on average.

This compares to the year ended December 31, 2023 when the estimated weighted average "after-repair" loan-to-value for active Portfolio Loans was 64%. By comparison, during the year ended December 31, 2023 the weighted average loan-to-sales price of paid off Portfolio Loans was 62%, compared to our estimated weighted average "after-repair" loan-to-value of 64% for those same properties that sold during the year. This suggests that the Manager's valuation methodology for estimating "after-repair" value for those loans that paid off during the year was 2 percentage points more conservative than the actual sale prices, on average.

It is important to point out that our "after-repair" loan to value estimates are calculated at the time the loans are made and are based on comparable sold properties available at that time and assume no future price appreciation. If the real estate market appreciates during the life of the loan, our borrowers may sell their properties at higher prices than originally estimated, resulting in a lower loan-to-sales price percentage. Similarly, if real estate prices depreciate during the life of the loan, our borrowers may sell their properties at lower prices than originally estimated, resulting in a higher loan-to sale price percentage. The Company monitors these trends and adjusts its valuation methodology accordingly.

"As-Is" Loan-to-Value and Asset Coverage Based on Percentage Completion. *To provide an estimate of the "as-is" real estate collateral value at end of period, and to account for projects that are in process of construction or redevelopment, the Company uses a straight-line percentage completion method to estimate the "as-is" real estate value. Specifically, the Company estimates the percentage completion of all real estate projects based on the percentage of construction funds disbursed at period end and then multiplies this percentage completion by the total estimated value add (estimated "after-repair" value of real estate minus purchase price) to determine the current value added through capital improvements. The current value added through capital improvements is then added to the original purchase price to calculate the "as-is" value of the real estate collateral at period end. This estimated "as-is" value is then used to analyze the cumulative loan-to-value and real estate asset coverage of each investment program. It is important to note that the "as-is" loan-to-value and asset coverage ratios improve as the percentage completion increases. As a result, the following "as-is" loan-to-value and asset coverage analysis (based on percentage completion) is more conservative than the "after-repair" values and "after-repair" loan-to-values provided above, which assume 100% project completion and associated value added.*

The following table provides the cumulative "as-is" loan-to-value and cumulative "as-is" asset coverage ratios for all five tiers of the Company's capital structure at the dates indicated, based on the estimated "as-is" valuation of real estate collateral.

Loan-to-Value and Asset Coverage based on "As-Is" Value	As of the Three Months Ended March 31,		As of or for the Year Ended December 31,	
	2024	2023	2023	2022
Estimated value added through construction improvements				
Estimated "after-repair" value	$ 211,932,000	$ 185,713,000	$ 221,764,000	$ 184,593,000
Real estate purchase price	137,499,704	113,692,545	143,065,519	115,361,969
Total estimated value add	$ 74,432,296	$ 72,020,455	$ 78,698,481	$ 69,231,031
Estimated percentage completion of capital improvements				
Construction loan commitments	$ 24,174,329	$ 23,719,679	$ 27,761,813	$ 19,308,362
Undisbursed construction loan balance	9,728,826	13,441,704	12,225,739	9,993,774
Disbursed construction loan funds	14,445,503	10,277,976	15,536,074	9,314,588
Percentage completion	60%	43%	56%	48%
Real estate value added based on percentage completion	44,477,427	31,207,188	44,041,267	33,397,889
Real estate purchase price	137,499,704	113,692,545	143,065,519	115,361,969
Estimated "as-is" real estate value securing loan portfolio	181,977,131	144,899,733	187,106,786	148,759,858
Book value of rental property	-	-	-	-
Book value of real estate owned (REO), held for sale	2,181,553	2,132,379	2,167,535	2,132,379
Estimated "as-is" real estate collateral value securing investment programs	***$ 184,158,684***	***$ 147,032,112***	***$ 189,274,321***	***$ 150,892,237***
Capital structure and investment programs				
Bank Borrowings	$ 51,071,403	$ 20,448,610	$ 52,029,063	$ 22,034,109
Class D Equity (previously Senior Notes) (1)	18,883,788	24,862,596	19,548,514	21,302,756
Class D Equity, cumulative	69,955,191	45,311,206	71,577,577	43,336,865
Class C Equity (2)	27,049,969	29,813,501	28,743,252	31,436,268
Class C Equity, cumulative	$ 97,005,160	$ 75,124,707	$ 100,320,829	$ 74,773,133
Class B Equity (3)	24,197,918	20,261,723	20,302,932	21,202,116
Class B Equity, cumulative	$ 121,203,079	$ 95,386,430	$ 120,623,761	$ 95,975,248
Class A Equity (4)	4,394,092	6,562,691	8,030,353	6,187,676
Class A Equity, cumulative	$ 125,597,171	$ 101,949,121	$ 128,654,113	$ 102,162,925
Capital structure loan-to-value based on "as-is" valuation of real estate collateral				
Bank Borrowings	28%	14%	27%	15%
Class D Equity (previously Senior Notes), cumulative (1)	38%	31%	38%	29%
Class C Equity, cumulative (2)	53%	51%	53%	50%
Class B Equity, cumulative (3)	66%	65%	64%	64%
Class A Equity, cumulative (4)	68%	69%	68%	68%
Capital structure asset coverage based on "as-is" valuation of real estate collateral				
Bank Borrowings	3.61 x	7.19 x	3.64 x	6.85 x
Class D Equity (previously Senior Notes), cumulative (1)	2.63 x	3.24 x	2.64 x	3.48 x
Class C Equity, cumulative (2)	1.90 x	1.96 x	1.89 x	2.02 x
Class B Equity, cumulative (3)	1.52 x	1.54 x	1.57 x	1.57 x
Class A Equity, cumulative (4)	1.47 x	1.44 x	1.47 x	1.48 x

(1) *Effective December 31, 2022, the Company's 5% Senior Notes were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.*

(2) *Effective February 1, 2021, the Company's subordinate secured, 6% interest rate, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into 6% preferred return, participating, Class C Units of equity.*

(3) *Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for 9% percent preferred, participating, Class B Units of equity.*

(4) *Effective February 1, 2021, the Company issued to employees of the Company's Manager, Iron Bridge Management Group, LLC (the "Manager") Class A Units of equity.*

As of March 31, 2024, the estimated "after-repair" value of the real estate collateral securing the loan portfolio was $211.9 million, and the real estate purchase price was $137.5 million, resulting in an estimated $74.4 million in total value add to the real estate projects. Total construction loan commitments were $24.2 million and construction funds disbursed were $14.4 million, resulting in an estimated percentage completion of 60%. Multiplying the estimated total value add of $74.4 million by the estimated project completion of 60% equaled an estimated $44.5 million of incremental real estate value added based on percentage completion. Adding $44.5 million of incremental real estate value added to the real estate purchase price of $137.5 million provided an estimated "as-is" loan portfolio real estate collateral value of $182.0 million. When combined with an estimated $2.2 million of real estate owned assets, the total estimated "as-is" real estate collateral value securing the Company's investment programs was $184.2 million as of March 31, 2024.

Cumulative loan-to-value is the value of the equity investment plus any senior debt or equity divided by the estimated "as-is" real estate collateral value ($184.2 million as of March 31, 2024). As of March 31, 2024, the loan-to-value of Bank Borrowings equaled 28% or $51.1 million in Bank Borrowings divided by the estimated "as-is" real estate collateral value of $184.2 million; Cumulative loan-to-value of Class D Equity equaled 38% or $70.0 million (the sum of $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $184.2 million, and; Cumulative loan-to-value of Class C Equity equaled 53% or $97.0 million (the sum of $27.0 million in Class C Equity, plus $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $184.2 million; Cumulative loan-to-value of Class B Equity equaled 66% or $121.2 million (the sum of $24.2 million in Class B Equity, plus $27.0 million in Class C Equity, plus $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $184.2 million, and; Cumulative loan-to-value of Class A Equity equaled 68% or $125.6 million (the sum of $4.4 million in Class A Equity, plus $24.2 million in Class B Equity, plus $27.0 million in Class C Equity, plus $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings) divided by the estimated "as-is" real estate collateral value of $184.2 million.

Loan-to-value for Bank Borrowings and Class D Equity increased modestly year-over year, reflecting an increase in Bank Borrowings as a percentage of total assets, as the Company increased its line of credit utilization rate between periods to accommodate loan portfolio growth. Cumulative loan-to-value for Class C Equity, Class B Equity and Class A Equity remained relatively flat between periods.

Cumulative Asset Coverage is the estimated "as-is" real estate collateral value ($184.2 million as of March 31, 2024) divided by the equity and any senior debt or equity. As of March 31, 2024, Bank Borrowings equaled 3.61 times or $184.2 million in estimated "as-is" real estate collateral value divided by $51.1 million in Bank Borrowings; Class D Equity equaled 2.63 times or $184.2 million in estimated "as-is" real estate collateral value divided by $70.0 million (the sum of $18.9 million in Class D Equity, plus $51.0 million in Bank Borrowings); Class C Equity equaled 1.90 times or $184.2 million in estimated "as-is" real estate collateral value divided by $97.0 million (the sum of $27.0 million in Class C Equity, plus $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings); Class B Equity equaled 1.52 times or $184.2 million in estimated "as-is" real estate collateral value divided by $121.2 million (the sum of $24.2 million in Class B Equity, plus $27.0 million in Class C Equity, plus $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings), and; Class A Equity equaled 1.47 times or $184.2 million in estimated "as-is" real estate collateral value divided by $125.6 million (the sum of $4.4 million in Class A Equity, plus $24.2 million in Class B Equity, plus $27.0 million in Class C Equity, plus $18.9 million in Class D Equity, plus $51.1 million in Bank Borrowings).

Asset coverage for Bank Borrowings and Class D Equity decreased modestly year-over year, reflecting an increase in Bank Borrowings as a percentage of total assets, as the Company increased its line of credit utilization rate between periods to accommodate loan portfolio growth. Cumulative asset coverage for Class C Equity, Class B Equity and Class A Equity remained relatively flat between periods.

***Interest and Preferred Return Coverage.** The interest coverage ratios are the ratios of total income to interest expense. The preferred return coverage ratios are ratios of total income to preferred return expense, plus any senior interest expense or preferred return expense. The following table provides information as to the Company's interest and preferred return coverage ratios considering the Company's bank line of credit and three classes of preferred equity for the periods shown.*

Interest & Preferred Return Coverage Ratios

	For the Three Months Ended March 31,		For the Year Ended December 31,	
	2024	2023	2023	2022
Interest income	$ 3,682,005	$ 2,858,889	$ 13,576,623	$ 15,152,337
Rental property Income	-	-	-	46,387
Other income	26,326	25,888	180,258	254,062
Total income	3,708,331	2,884,777	13,756,881	15,452,786
Interest coverage / preferred return coverage ratios				
Interest expense – Bank Borrowings (1)	991,911	329,567	2,833,950	2,040,275
Preferred return – Class D Equity (2)	239,878	311,387	1,105,953	1,510,500
Preferred return – Class C Equity (3)	411,530	462,872	1,757,866	1,742,866
Preferred return – Class B Equity (4)	483,838	449,879	1,794,514	1,890,009
Total interest expense plus preferred return	$ 2,127,157	$ 1,553,705	$ 7,492,283	$ 7,183,650
Interest coverage - Bank Borrowings (1)	3.7 x	8.8 x	4.9 x	7.6 x
Cumulative preferred coverage - Class D Equity (2)	3.0 x	4.5 x	3.5 x	4.4 x
Cumulative preferred coverage - Class C Equity (3)	2.3 x	2.6 x	2.4 x	2.9 x
Cumulative preferred coverage - Class B Equity (4)	1.7 x	1.9 x	1.8 x	2.2 x
Average portfolio leverage, during period	40.1%	18.2%	32.0%	55.9%

(1) Bank Borrowings have a first priority security interest in all of the Company's assets, including Portfolio Loans. Interest coverage equals total income divided by the interest expense related to Bank Borrowings.

(2) Class D Equity has a second priority security interest in all of the Company's assets, including its Portfolio Loans. Cumulative preferred return coverage of Class D Equity equals total income divided by the total preferred return paid to Class D Equity, plus interest paid on Bank Borrowings. Effective December 31, 2022, the Company's 5% senior secured, 30-day demand, promissory notes (the "Senior Notes") were prepaid, and holders of the Senior Notes reinvested the outstanding principal amount into 5% preferred return, participating, Class D Units of equity on January 1, 2023.

(3) Class C Equity has a third priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class C Equity equals total income divided by the total preferred return paid to Class C Equity and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 6% subordinate secured, six-month maturity, promissory notes (the "Junior Notes") were prepaid, and holders of the Junior Notes reinvested the outstanding principal amount into six percent preferred return, participating, Class C Units of equity.

(4) Class B Equity has a fourth priority security interest in all of the Company's assets, including Portfolio Loans. Cumulative preferred return coverage of Class B Equity equals total income divided by the total preferred return paid to Class B Equity, Class C Equity, and Class D Equity, plus interest expense paid on Bank Borrowings. Effective February 1, 2021, the Company's 10% preferred return, participating, equity offering (the "Equity") was exchanged for nine percent preferred, participating, Class B Units of equity.

During the quarter ended March 31, 2024, the Company generated $3,708,31 in total income available to pay interest expense and equity preferred returns. With average portfolio leverage of 40.1%, the Company paid interest expense of $991,911 related to Bank Borrowings. The Company paid preferred returns of $239,878 related to Class D Equity, $411,530 related to Class C Equity and $483,838 related to Class B Equity. Total income was 3.7 times the amount necessary to pay interest expense related to Bank Borrowings; 3.0 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings and Class D Equity combined; 2.3 times the amount necessary to pay the interest expense and preferred returns related to Bank Borrowings, Class D Equity and Class C Equity combined, and; 1.7 times the amount necessary to pay the interest expense or preferred returns related to Bank Borrowings, Class D Equity, Class C Equity and Class B Equity combined.

Interest coverage for Bank Borrowings decreased year-over-year primarily due to an increase in the average balance of Bank Borrowings between periods, as the Company increased its Bank Borrowings to accommodate loan portfolio growth. Cumulative preferred return coverage for Class D Equity, Class C Equity and Class B Equity decreased modestly year-over-year due to the same increase in the average balance of Bank Borrowings between periods.

Income Statement

Net Income. *Net income was $1,429,165 for the quarter ended March 31, 2024, a decrease of $238,375, or 14.3%, from $1,667,540 in the prior quarter, and a decrease of $113,582, or 7.4%, from $1,542,747 during the same quarter in the prior year.*

The modest year-over-year decrease in net income was primarily the result of a modest increase in the Company's cost of capital between periods. The quarter-over-quarter decrease in net income was primarily due to slightly higher professional services fees between periods.

Net Interest Margin and Net Interest Rate Spread. *Net interest margin for the quarter ended March 31, 2024 was 8.419% compared to 8.844% and 9.937% for the quarters ended December 31, 2023 and March 31, 2023, respectively. Similarly, the net interest rate spread for the quarter ended March 31, 2024 was 3.765% compared to 4.153% and 4.134% for the quarters ended December 31, 2023 and March 31, 2023, respectively. See table below "Average Balances and Yields" for additional details.*

The net interest rate spread decreased year-over-year, primarily reflecting an increase in the Company's cost of Bank Borrowings between periods, and decreased quarter-over-quarter reflecting a modest decrease in average yield earned on interest-earning assets. The net interest margin decreased modestly quarter-over-quarter and year-over-year, primarily reflecting the decrease in net interest rate spread between periods.

Interest Income. *For the quarter ended March 31, 2024, total interest income was $3,682,005 a decrease of $150,050, or 3.9%, from $3,832,055 during the prior quarter, and an increase of $823,116, or 28.8%, from $2,858,889 during the same period in the prior year.*

The Company's average interest-earning assets increased by $672,553, or 0.5%, to $128.5 million during the quarter ended March 31, 2024, from an average of $127.8 million during the prior quarter. The yield earned on interest-earning assets decreased 37 basis points during the same period to 11.524% from 11.893%.

Average interest-earning assets increased $25.3 million, or 24.5%, year-over-year to $128.5 million during the quarter ended March 31, 2024, from an average of $103.2 million during the same quarter in the prior year. The yield earned on average interest-earning assets increased 29 basis points to 11.524% during the quarter from 11.232% during the same quarter in the prior year.

The increase in average interest earning assets quarter-over-quarter and year-over-year was due to increased loan demand and a corresponding increase in loan portfolio size. The Company is increasing loan pricing selectively with new borrowers but has chosen not to increase loan pricing with all borrowers based on our belief that preserving our high-quality borrower relationships will be more valuable to the Company in both the near and long term.

The average daily balance of cash during the quarter ended March 31, 2024 was $20,138 compared to $22,178, and $9,172 for the quarters ended December 31, 2023, and March 31, 2023, respectively. Interest income earned on those cash balances during that time was immaterial.

The consistency of average cash balances reflects efficient cash management provided by the Company's revolving bank line of credit. See "Bank Borrowings" below for additional details.

Interest Expense. *Total interest expense included only the Company's bank line of credit ("Bank Borrowings") and increased $9,383, or 1.0%, to $991,911 for the quarter ended March 31, 2024 from $982,528 during the prior quarter, and increased $662,344, or 201.0%, from $329,567 during the same quarter in the prior year. The average cost of interest-bearing liabilities was 7.759% during the quarter ended March 31, 2024, an increase of 2 basis points from 7.740% during the prior quarter, and an increase of 66 basis points from 7.098% during the same quarter in the prior year.*

The quarter-over-quarter increase in average interest expense was primarily driven by a 2.1% increase in average Bank Borrowings between periods, as the Company grew its average loan portfolio. The year-over-year increase in average interest expense was primarily attributable to the 173.1% increase in average Bank Borrowings between periods, and a 66 basis point increase in the average interest rate paid on Bank Borrowings.

Net Interest Income. *Net interest income for the quarter ended March 31, 2024 was $2,690,094, a decrease of $159,433, or 5.6%, from $2,849,527 during the prior quarter, and an increase of $160,772, or 6.4%, from $2,529,322 during the same quarter in the prior year.*

The modest quarter-over-quarter decrease was primarily attributable to a 0.5% increase in average interest-earning assets being more than offset by a 39 basis point decrease in the net interest rate spread. The year-over-year increase in net interest income was primarily attributable a 24.5% increase in average interest-earning assets more than offsetting a 37 basis point decline in net interest rate spread.

Other Income. *For the quarter ended March 31, 2024, other income was $26,326, a decrease of $58,630, or 69.0%, from $84,956 during the prior quarter, and an increase of $438, or 1.7%, from $25,888 during the same period of the prior year. Other income generally includes late payment fees and default interest related to Non-Performing Loans, income from REO assets, and reversals in the allowance for loan losses used to offset losses on the sale of REO assets. We expect this income to vary between periods driven by the number of Non-Performing Loans, timing of Non-Performing Loan payoffs, collectability of default interest and late fees on Non-Performing Loans, and the profitability of REO asset sales.*

The decrease in other income year-over-year was primarily attributable to a decrease in late payment fees and other collections on non-performing loans.

Non-Interest Expense. *For the quarter ended March 31, 2024, non-interest expense was $1,286,947, an increase of $22,331 or 1.8%, from $1,264,616 during the prior quarter, and an increase of $274,805, or 27.2%, from $1,012,142 during the same period in the prior year.*

Non-interest expense increased quarter-over-quarter primarily due to a modest increase in professional services, and increased year-over-year primarily due to an increase in loan servicing fees paid to the manager, reflecting loan portfolio growth.

Provision for Loan Losses. *Based on our analysis of loan portfolio performance, loan portfolio growth, and potential market risk, the Company recorded a $52,757 provision for loan loss expense during the quarter ended March 31, 2024, a provision of $80,116 for the prior quarter, and a provision of $0 for the same quarter in the prior year. The allowance for loan losses was $2,019,026 or 1.6% of total unpaid principal balance (UPB) at March 31, 2024, compared to $1,966,269 or 1.5% of total UPB at December 31, 2023, and as compared to $1,910,343 or 1.9% of total UPB at March 31, 2023.*

There were three delinquent loans as of March 31, 2024 (UPB $823,814), compared to three Delinquent Loans as of December 31, 2023 (UPB $823,207), and four Delinquent Loans at March 31, 2023 (UPB $2,309,734). The allowance for loan losses reflects the estimate we believed to be appropriate to cover probable incurred losses inherent in the loan portfolio at March 31, 2024, December 31, 2023, and March 31, 2023. See "Asset Quality" below for a discussion of Non-Performing Loans and REO assets.

It is important to point out that on average Delinquent Loans generate additional profits for the Company through the return of principal, accrued interest and additional late fees and default interest. Therefore, the percentage of Non-Performing Loans are not necessarily correlated to the amount of charge offs expected by the Company.

Franchise Fees and Income Taxes. *The Company intends to be treated for US federal income tax purposes as a REIT. A REIT generally is not subject to US federal income tax on the net income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the tax code. Franchise fees for the quarter ended March 31, 2024 totaled $308 as compared to $2,327 during the prior quarter and $321 during the same quarter in the prior year.*

Balance Sheet, Liquidity and Capital Resources

Total assets. *As of March 31, 2024, total assets were $127.5 million, a decrease of $3 million, or 2.3%, from the prior quarter and an increase of $24.2 million, or 23.4%, from $103.3 million at March 31, 2023.*

Total assets were up year-over -year, primarily reflecting strong loan demand for loans that fit within our more conservative underwriting guidelines.

Equity. *As of March 31, 2024, December 31, 2023, and March 31, 2023, the Company's equity balance was $74.5 million (58.4% of total assets), $76.6 million (58.7% of total assets), and $81.5 million (78.9% of total assets), respectively.*

As of March 31, 2024, Class A Equity equaled $4.4 million (3.4% of total assets), Class B Equity equaled $24.2 million (19.0% of total assets), Class C Equity equaled $27.0 million (21.2% of total assets), and Class D Equity equaled $18.9 million (14.8% of total assets).

The Umpqua Bank line of credit loan covenants require the Company to maintain a ratio of line-of-credit balance owed to other capital not greater than one to one. The Company's Class Limitation Covenant requires the sum of Class A Equity and Class B Equity to be no less than 20% of total assets. As of March 31, 2024, the Company was in compliance with all covenants.

Bank Borrowings. *As of March 31, 2024, December 31, 2023, and March 31, 2023, the net unpaid line of credit balance was $51.0 million (40.0% of total assets), $52.0 million (39.8% of total assets), and $20.4 million (19.8% of total assets), respectively.*

For the quarters ending March 31, 2024, December 31, 2023, and March 31, 2023, the average line of credit balance and utilization during these periods was $51.4 million (85.7% utilization), $50.4 million (83.9% utilization), and $18.8 million (25.1% utilization), respectively. The Company targets a line of credit utilization rate of 50-80%, which allows the Company to meet unanticipated loan requests from borrowers or unanticipated withdrawal requests from investors. Similarly, if the Company's Portfolio Loans pay off faster than anticipated or if new loan originations do not match the rate of loan payoffs, the line of credit can be paid down while keeping investor capital fully utilized.

On May 5, 2021, the Company refinanced its $40 million credit facility provided by Western Alliance Bank with a new $40 million credit facility provided by Umpqua Bank. The new credit facility is substantially the same but offers the Company more attractive pricing. The Western Alliance Bank credit facility was priced at the greater of 1-Month LIBOR plus 3.125% or 4.75% (floor rate), compared to the Umpqua Bank credit facility priced at the greater of 1-Month LIBOR plus 2.750% or 4.00% (floor rate). On August 10, 2021, the Umpqua Bank credit facility was increased from $40 million to $50 million to accommodate loan portfolio growth during 2021. On January 28, 2022, the Umpqua Bank credit facility was increased from $50 million to $60 million to accommodate additional loan portfolio growth during 2022, and the interest rate spread was transitioned from 1-Month LIBOR plus 2.75% to 1-Month SOFR (Secured Overnight Financing Rate) plus 2.80 to comply with the Federal Reserve's request that banks phase out the use of LIBOR. On June 9, 2022, the Umpqua Bank credit facility was increased from $60 million to $75 million to accommodate additional loan portfolio growth during 2022, and the maturity date was extended to May 5, 2024. On June 29, 2023, the Umpqua Bank credit facility was decreased from $75 million to $60 million, and the maturity date was extended to May 5, 2025. The decrease in credit facility size was requested by the Company to reduce interest expense. As of March 31, 2024, the interest rate on the Umpqua Bank credit facility was 7.6%.

Senior Notes and Class D Equity. *On December 31, 2022, the Company terminated its Senior Note offering and replaced it with its Class D Equity offering. We believe Class D Equity provides investors with similar security and liquidity as the Senior Notes, but with improved economics and tax efficiency.*

Portfolio Roll Forward Analysis. *The Company makes short-term loans with maturities of 12 months or less. These Portfolio Loan payoffs provide a primary source of cash flow to the Company. To help analyze the velocity of this cash flow the Company performs a monthly loan portfolio roll forward analysis. This analysis evaluates the number of active loans and the principal balance of those loans at the beginning of each month, and the dollar volume of principal advances made, and principal payments received by the Company during each month. With this information, the Company can analyze historical monthly cash flows related to loan portfolio funding and payoffs and calculate the number of days required for the loan portfolio to turn over or to pay off in full, assuming the Company stopped making new loans and the historical principal payment velocity remained constant.*

ROLL FORWARD ANALYSIS						
Month	Number of Loans	Principal Beginning Balance	Principal Advances	Principal Payments	Principal Ending Balance	Days to Turnover (1)
Jan-22	318	115,701,463	24,005,278	(16,258,611)	123,448,130	213
Feb-22	320	123,448,130	17,638,237	(12,441,059)	128,645,309	298
Mar-22	324	128,645,309	24,406,842	(20,518,359)	132,533,792	188
Apr-22	323	132,533,792	22,538,652	(21,666,272)	133,406,171	184
May-22	322	133,406,171	17,985,208	(16,941,241)	134,450,138	236
Jun-22	308	134,450,138	19,240,751	(17,818,265)	135,872,624	226
Jul-22	329	135,872,624	14,949,750	(12,457,955)	138,364,418	327
Aug-22	345	138,364,418	18,038,735	(16,033,029)	140,370,124	259
Sep-22	355	140,370,124	13,149,052	(17,655,196)	135,863,981	239
Oct-22	334	135,863,981	10,873,111	(18,358,122)	128,378,970	222
Nov-22	320	128,378,970	7,037,977	(13,383,603)	122,033,344	288
Dec-22	275	122,033,344	7,835,690	(24,344,757)	105,524,277	150
Total		1,569,068,466	197,699,282	(207,876,469)	Average # Days	226
Jan-23	256	105,524,277	8,522,449	(12,443,025)	101,603,701	254
Feb-23	260	101,603,701	14,373,295	(11,589,692)	104,387,304	263
Mar-23	272	104,387,304	17,385,212	(18,980,953)	102,791,564	165
Apr-23	276	102,791,564	18,482,307	(13,344,255)	107,929,616	231
May-23	289	107,929,616	25,711,837	(18,497,685)	115,143,768	175
Jun-23	297	115,143,768	22,050,381	(12,965,793)	124,228,356	266
Jul-23	306	124,228,356	16,775,055	(13,453,231)	127,550,180	277
Aug-23	309	127,550,180	23,620,317	(20,074,037)	131,096,460	191
Sep-23	305	131,096,460	11,107,265	(12,145,224)	130,058,501	324
Oct-23	295	130,058,501	13,276,202	(18,465,388)	124,869,314	211
Nov-23	294	124,869,314	13,140,332	(11,454,139)	126,555,508	327
Dec-23	295	126,555,508	20,416,653	(17,296,134)	129,676,027	220
Total		1,401,738,548	204,861,305	(180,709,555)	Average # Days	233
Jan-24	298	129,676,027	14,576,027	(14,482,415)	129,769,639	269
Feb-24	287	129,769,639	16,406,172	(19,289,255)	126,886,556	202
Mar-24	285	126,886,556	14,877,587	(14,761,558)	127,002,585	258
Total		386,332,222	45,859,785	(48,533,227)	Average # Days	239

(1) *Days to turnover is calculated by dividing the monthly beginning principal balance by the monthly principal payments received and then multiplying by 30 days.*

During the three months ended March 31, 2024, the principal balance of the Company's loan portfolio ranged from $129.8 million to $126.9 million, and the Company made principal advances of $45.9 million related to new or existing Portfolio Loans and received principal payments of $48.5 million related to Portfolio Loan payoffs. Based on the average monthly principal balance and principal payments received, on average it would take approximately 239 days for the Company's Portfolio Loans to pay off in full, assuming the Company stopped making new loans, and the average volume of principal payments remained constant.

During the three months ended March 31, 2024, the Company saw balanced principal advances and principal payments, reflecting a healthy level of loan demand and payoffs.

Asset Quality

Allowances for loan losses. *As of March 31, 2024, the Company's allowance for loan losses balance was $2,019,026, or 1.6% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2024, the Company recognized an $52,757 provision-for-loan-losses and no charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.*

By comparison, during the quarter ended December 31, 2023, the Company's allowance for loan losses balance was $1,966,269, or 1.5% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended December 31, 2023, the Company recognized a $80,116 provision-for-loan-losses and no charge-off against its allowance for loan losses. See "Delinquent Loans, REO Assets and Rental Properties" below for additional details.

By comparison, during the quarter ended March 31, 2023, the Company's allowance for loan losses balance was $1,910,343, or 1.9% of the unpaid principal balance (UPB) of Portfolio Loans. During the quarter ended March 31, 2023, the Company recognized no provision-for-loan-losses expense and no charge-off against its allowance for loan losses.

The Company expects to accrue a provision for loan losses at a rate of 0% and 1.0% annualized. Factors that affect the accrual rate include loan portfolios size, loan portfolio performance, real estate market conditions, and general economic factors.

As of March 31, 2024, the total amount of loans charged off by the Company since inception (April 2009) totaled $3.2 million or 0.201% of total loans originated ($1.58 billion). See "Provision for Loan Losses" above for additional details.

Delinquent Loans, Real Estate Owned and Rental Properties. *The following definitions are used when categorizing the Company's Delinquent, non-performing, Non-Accruing, Impaired and Real Estate Owned assets:*

1. ***Delinquent Loan:*** *A loan with a monthly payment that is 30 days or more past due.*
2. ***Non-Performing Loan:*** *A Delinquent Loan that is in the foreclosure process but still accruing interest.*
3. ***Non-Accruing Loan:*** *A Delinquent Loan that is in the foreclosure process but no longer accruing interest. The accrual of interest on a loan is discontinued when, in management's judgment, the future collectability of principal or interest is in doubt. Loans placed on non-accrual status may or may not be contractually past due at the time of such determination.*
4. ***Impaired Loan:*** *A Delinquent Loan in which the estimated net proceeds from the disposition of the collateral (from auction sale or otherwise) is insufficient to cover the total principal, unpaid accrued interest and foreclosure fees due. Impaired Loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or the fair market value of the collateral if the loan is collateral dependent. Impaired Loans are currently measured at lower of cost or fair value. Impaired Loans are charged to the allowance for loan losses when management believes, after considering economic and business conditions, collection efforts and collateral position that collection of principal is not probable.*
5. ***Real Estate Owned ("REO"):*** *Real estate that becomes an asset of the Company following a foreclosure sale or through a deed in lieu of foreclosure that is held for sale.*
6. ***Rental Properties:*** *Real estate that the Company holds for use.*

The Company's policy is to categorize a loan as both a Delinquent Loan and Non-Performing Loan and to begin the foreclosure process if the Company has not received payment from the borrower within 30 days of the due date. Industry standard is to categorize a loan as delinquent for the first 90 days and then to categorize the loan as non-performing after 90 days. We believe that our more aggressive policy is appropriate given that our loans have shorter maturities relative to traditional loans. This policy enables the Company to get an earlier start on the foreclosure process should the loan continue to remain delinquent (the time to foreclose on a property can range from 75 to 180 days, or longer if the borrower files bankruptcy or contests the foreclosure judicially). However, this more conservative policy does tend to generate more Non-Performing Loans that are ultimately cured.

When a loan becomes non-performing and the foreclosure process is initiated, accounting rules require the Company to continue to accrue interest monthly on the Non-Performing Loan, if the manager believes in good faith that the net proceeds from the disposition of the collateral, through foreclosure sale or otherwise, will be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due. In contrast, if the manager, at any time, believes that the net proceeds from the disposition of the collateral may not be sufficient to recover the principal, unpaid accrued interest and foreclosure fees due, then accounting rules require the manager to stop accruing interest on the loan. Only this type of loan will be classified as a Non-Accruing Loan. Finally, if for whatever reason, the net proceeds from the disposition of the collateral are estimated to be insufficient to pay the principal, unpaid accrued interest and foreclosure fees due, then the loan will be classified as an Impaired Loan. Accounting rules require that the shortfall related to an Impaired Loan be booked against the Company's allowance for loan losses.

The following table provides information associated with the Company's Delinquent, Non-Performing, Non-Accruing, Impaired and Charged Off loans:

Delinquent Loans					
As of 03/31/2024	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Accrual Status
Commerce, TX (Hunt)	$ 127,402	$ -	$ 50,000	255%	Non-Accruing
San Luis Obispo, CA (Grover Beach)	$ 289,631	$ -	$ 425,000	68%	Non-Accruing
San Luis Obispo, CA (Grover Beach)	$ 406,781	$ -	$ 625,000	65%	Non-Accruing
Total	$ 823,814	$ -	$ 1,100,000		

Delinquent Loans Converted to REO Asset					
As of 03/31/2024	Unpaid Principal Balance	Unpaid Accrued Interest	Estimated Value	Loan to Value	Date REO Acquisition
Total	-	-			

Paid Off Delinquent Loans					
During Q1 2024	Unpaid Principal Balance	Interest Collected	Additional Fees Collected (2)	Loan to Value	Date Paid Off
Total	$ -	$ -	$ -		

(1) New delinquent loan.

(2) Additional fees collected are net of additional expenses incurred.

During the quarter ended December 31, 2023, no new loans became delinquent, no Delinquent Loans paid off, no Delinquent Loans were cured and no Delinquent Loans were converted to an REO Asset. As of March 31, 2024, the Company had 3 Delinquent Loans (UPB $823,814). The Company anticipates collecting full proceeds on these loans. The property securing the Commerce, TX loan was demolished due to a fire and an insurance claim is in process.

We will continue to analyze Delinquent Loans as part of our ongoing process to improve our internal policies and procedures.

The following table provides information associated with the Company's Real Estate Owned:

Real Estate Owned Assets					
As of 03/31/2024	Cost Basis	REO Expense (during quarter)	REO Source	Acquisition Date	Exit Strategy
Oakland, California (Alameda)	2,181,553	4,279	Foreclosure	6/1/2018	Rehab and Sell
Total	2,181,553	4,279	-		

Sold Real Estate Owned Assets					
During Q1 2024	Cost Basis	Net Proceeds	Gain (Loss) on Sale	Acquisition Date	Sale Date
Total	-	-	-		

(1) New real estate owned asset.

During the quarter ended March 31, 2024, no new REO asset was acquired and no REO asset was sold. As of March 31, 2024, the Company had REO asset inventory of $2.2 million (1.7% of total assets) comprised of one property located in Alameda County, California. The property is a single family residential new construction project that is ready for sale, pending the issuance of a public works permit by the City of Oakland.

Assets acquired through or in lieu of foreclosure are initially recorded at the lower of cost or fair value less estimated costs to sell, establishing a new cost basis. After foreclosure, valuations are performed at least annually, and the real estate assets are carried at the lower of cost or fair value less estimated costs to sell. REO asset revenue and expenses from operations and changes in the valuation allowance are included in other non-interest income or expense. Costs related to the development and improvement of REO assets are capitalized.

Portfolio Loan Characteristics

Project Type. *As of March 31, 2024, the percentage of unpaid principal balance categorized by project type consisted of 91% Single Family Residential Rehab (265 loans), 9% Single Family Residential New Construction (18 loans), <1% Multi-Family Residential Rehab (1 loan), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and <1% Land Entitlements (1 loan).*

By comparison, as of December 31, 2023, the percentage of unpaid principal balance categorized by project type consisted of 89% Single Family Residential Rehab (267 loans), 11% Single Family Residential New Construction (26 loans), <1% Multi-Family Residential Rehab (1 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and <1% Land Entitlements (1 loan).

By comparison, as March 31, 2023, the percentage of unpaid principal balance categorized by project type consisted of 91% Single Family Residential Rehab (249 loans), 8% Single Family Residential New Construction (22 loans), 1% Multi-Family Residential Rehab (1 loans), 0% Multi-Family Residential New Construction (0 loans), 0% Commercial (0 loans), and 0% Land Entitlements (0 loans).

It is important to point out that the Company is not seeking out land entitlement loans. These loans represent phase one of two phase construction projects on either single family or multi-family residential structures.

Geographical Distribution. *As of March 31, 2024, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 1%, California 66%, Colorado 8%, Florida 2%, Maryland 2%, Missouri 2%, North Carolina 2%, Oregon 9%, Texas 3%, Utah 2%, Virginia 1%, and Washington 2%.*

By comparison, as of December 31, 2023, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 2%, California 63%, Colorado 7%, Florida 1%, Georgia 1%, Maryland 2%, Missouri 1%, North Carolina 2%, Oregon 12%, Texas 3%, Utah 2%, Virginia 1%, and Washington 3%.

By comparison, as of March 31, 2023, the geographic concentration of active Portfolio Loans of 1% or more of the unpaid principal balance in any state was as follows: Arizona 3%, California 50%, Colorado 12%, Florida 2%, Maryland 6%, Missouri 1%, North Carolina 1%, Oregon 12%, Texas 8%, Utah 2%, and Washington 3%.

The Company believes that the benefits of geographic diversity outweigh the risks associated with managing a wide geographic distribution of borrowers and real estate collateral. Specifically, the Company evaluates and adjusts its loan program offerings to borrowers in those states that offer better investment returns per unit of risk. Some of the variables evaluated by the Company in making the decision to expand or contract in a specific geographic market include the competitive pricing pressure from competing lenders, availability of borrower projects, the margins on those borrower projects and trends in regional economic activity. In addition, the Company believes that lending in non-judicial foreclosure states is less risky, generally, than lending in judicial foreclosure states because the amount of time and expense required to foreclose nonperforming loans in non-judicial states is less. As of March 31, 2024, December 31, 2023, and March 31, 2023, the percentage of loan portfolio UPB secured by property located in non-judicial states was 98.4%, 98.5% and 96.5%, respectively.

Borrowers. *As of March 31, 2024, the portfolio consisted of 285 active loans provided to 147 borrowers. The average number of loans per borrower was 1.9 loans. The largest borrower represented 8% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 14.9% of UPB.*

By comparison, as of December 31, 2023, the portfolio consisted of 295 active loans provided to 165 borrowers. The average number of loans per borrower was 1.8 loans. The largest borrower represented 3.6% of the unpaid principal balance ("UPB") while the top 3 borrowers represented 10.3% of UPB.

By comparison, as of March 31, 2023, the portfolio consisted of 272 active loans provided to 146 borrowers. The average number of loans per borrower was 1.9 loans. The largest borrower represented 3.6% of the UPB while the top 3 borrowers represented 9.3% of UPB.

Portfolio Age. *As of March 31, 2024, the age distribution of the 285 active Portfolio Loans was as follows: 167 loans within 0-6 months (59% of the unpaid principal balance "UPB"), 44 loans within 6-9 months (15% of UPB), 29 loans within 9-12 months (10% of UPB) and 45 loans greater than 12 months (16 % of UPB).*

By comparison, as of December 31, 2023, the age distribution of the 295 active Portfolio Loans was as follows: 171 loans within 0-6 months (58% of the unpaid principal balance "UPB"), 48 loans within 6-9 months (16% of UPB), 27 loans within 9-12 months (9% of UPB) and 49 loans greater than 12 months (17 % of UPB).

By comparison, as of March 31, 2023 the age distribution of the 272 active Portfolio Loans was as follows: 154 loans within 0-6 months (57% of UPB), 43 loans within 6-9 months (16% UPB), 21 loans within 9-12 months (8% of UPB) and 54 loans greater than 12 months (20% of UPB).

***Portfolio Turnover.** During the quarter ended March 31, 2024, the Company originated 108 new Portfolio Loans and saw 118 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and no foreclosures on loans during the quarter.*

By comparison, during the quarter ended December 31, 2023, the Company originated 104 new Portfolio Loans and saw 113 Portfolio Loans pay off. In addition, the Company foreclosed on one loan during the quarter.

By comparison, during the quarter ended March 31, 2023, the Company originated 113 new Portfolio Loans and saw 116 Portfolio Loans pay off. In addition, the Company took no deeds in lieu of foreclosure, and foreclosed on no loans during the quarter.

As of March 31, 2024, the Company had originated 4,910 loans since inception (April 2009) of which 4,625 had paid off, including 46 loans that had become REO properties through either the foreclosure or deed in lieu process, resulting in a net 285 active Portfolio Loans.

***Loan Size.** As of March 31, 2024, the average and median loan sizes were $445,623 and $306,526, up $6,043 and up $526 from the average and median loan sizes of $439,580 and $306,000 at December 31, 2023, and up $67,713 and up $35,453 from the average and median loan sizes of $377,910 and $271,072 at March 31, 2023, respectively.*

Cautionary Note Regarding Forward Looking Statements

This report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as "may," "should," "expects," "plans," "believes," "estimates," "predicts," "potential," and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. These and other important factors could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this report are made as of the date of this report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements

The historical results described in this report with respect to previous mortgage lending are historical only, and were influenced by available opportunities, diverse market conditions and other factors beyond the control of the Company. Any projections made in this report are based on historical examples and the Company's estimates of future conditions. There is no assurance that lending opportunities experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by the Manager. The actual results experienced by the Company will differ, and such variation is likely to be material.

About Iron Bridge Mortgage Fund, LLC

Iron Bridge Mortgage Fund, LLC was formed in 2009 as an Oregon limited liability company for the purpose of making loans to real estate investors to finance the ownership, entitlement, development or rehabilitation of residential and commercial real estate throughout the United States. The Company converted from a partnership into a real estate investment trust in 2022. The Company is managed by Iron Bridge Management Group, LLC, an Oregon limited liability company, which is owned and operated by Gerard Stascausky. Gerard Stascausky brings to the Company 15 years of

investment banking experience, over 20 years of distressed real estate experience, and over 16 years of private real estate lending experience.

The Company's primary business is to provide commercial purpose loans for the acquisition and rehabilitation of distressed residential and commercial real estate as well as to provide opportunistic financing for real estate development and construction. The Company's primary source of funding is private equity and bank borrowings. The commercial purpose loans extended by the Company are based upon underwriting criteria the Manager has found to be successful in the past.

The Company primarily originates and structures its own loans, with such loans being secured by first lien deeds of trust or mortgages. However, the Company may also take title to properties (either directly or through a wholly owned subsidiary) to facilitate prompt acquisitions from trustees at auction, pre-foreclosure acquisitions from defaulting borrowers, or any other real estate acquisition in which the Company believes taking title to the property is in the best interest of the Company. The wholly owned subsidiary may provide the Company a level of liability protection on owned assets, while preserving the Company's economic interests.

For more information visit our website: www.ironbridgelending.com

IRON BRIDGE MORTGAGE FUND

BALANCE SHEET

	Dec 31, 2021	Mar 31, 2022	June 30, 2022	Sep 30, 2022	Dec 31, 2022	Mar 31, 2023	June 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024
Assets										
Cash and cash equivalents	549,211.00	(26,533.00)	3,848.00	200,239.00	128,756.00	124,715.00	136,251.00	105,194.00	442,342.00	44,554.00
Mortgage interest receivable	912,251.00	998,027.00	1,007,217.00	1,033,787.00	856,241.00	740,216.00	889,498.00	964,516.00	961,690.00	1,023,139.00
Mortgage loans receivable, net	113,303,926.00	129,784,402.00	133,111,947.00	133,106,536.00	103,165,959.00	100,303,814.00	121,567,144.00	127,321,290.00	126,945,760.00	124,275,286.00
Real estate held for sale	2,889,930.00	2,896,707.00	2,094,450.00	2,110,877.00	2,132,379.00	2,132,379.00	2,132,379.00	2,137,049.00	2,167,535.00	2,181,553.00
Rental property, net	-	-	-	-	-	-	-	-	-	-
Total assets	117,655,318.00	133,652,603.00	136,217,462.00	136,451,439.00	106,283,335.00	103,301,124.00	124,725,272.00	130,528,049.00	130,517,327.00	127,524,532.00
Liabilities										
Accounts payable and other accrued liabilities	125,136.00	51,392.00	56,830.00	81,080.00	114,916.00	29,416.00	(3,528.00)	29,789.00	30,651.00	35,031.00
Servicer fees payable	315,103.00	334,840.00	340,437.00	343,890.00	297,387.00	268,403.00	295,644.00	324,117.00	332,130.00	330,932.00
Incentive fees payable	-	-	-	-	-	-	-	-	-	-
Interest payable	245,876.00	268,614.00	276,596.00	316,110.00	215,556.00	112,386.00	223,199.00	304,520.00	297,954.00	304,273.00
Notes payable - junior notes	-	-	-	-	-	-	-	-	-	-
Notes payable - senior notes	29,467,505.00	30,643,603.00	29,908,605.00	31,102,857.00	21,302,756.00	-	-	-	-	-
Line of credit, net	36,361,430.00	46,968,863.00	48,878,858.00	44,504,267.00	21,949,701.00	20,425,466.00	45,288,434.00	52,373,712.00	51,969,318.00	51,056,658.00
Deferred interest	1,621,810.00	1,649,839.00	1,303,427.00	1,311,356.00	887,454.00	964,942.00	1,314,931.00	1,192,982.00	1,262,223.00	1,271,870.00
Total liabilities	68,136,860.00	79,917,151.00	80,764,753.00	77,659,560.00	44,767,770.00	21,800,613.00	47,118,680.00	54,225,120.00	53,892,276.00	52,998,764.00
Members' equity	49,518,458.00	53,735,452.00	55,452,709.00	58,791,879.00	61,515,565.00	81,500,511.00	77,606,592.00	76,302,929.00	76,625,051.00	74,525,768.00

Footnotes

The amounts provided in the financial statements through December 31, 2023 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2024 have not been audited. Audited financial statements for the fiscal year 2024 will be available during the first quarter of 2025.

IRON BRIDGE MORTGAGE FUND

INCOME STATEMENT

	2021	Jan - Mar 22	Apr - Jun 22	Jul - Sep 22	Oct - Dec 22	2022	Jan - Mar 23	Apr - Jun 23	Jul - Sep 23	Oct - Dec 23	2023	Jan - Mar 24
Revenues												
Mortgage interest income	13,326,103.00	3,577,264.00	3,952,306.00	3,949,287.00	3,673,480.00	15,152,337.00	2,858,889.00	3,203,187.00	3,682,492.00	3,832,055.00	13,576,623.00	3,682,005.00
year/year%	23.7%	22.3%	29.0%	9.6%	-1.6%	13.7%	-20.1%	-19.0%	-6.8%	4.3%	-10.4%	28.8%
quarter/quarter%	na	-4.2%	10.5%	-0.1%	-7.0%	na	-22.2%	12.0%	15.0%	4.1%	na	-3.9%
Rental property income	34,843.00	21,500.00	24,887.00	-	-	46,387.00	-	-	-	-	-	-
year/year%	-94.4%	116.4%	na	-100.0%	-100.0%	33.1%	-100.0%	na	na	na	-100.0%	na
quarter/quarter%	na	30.4%	na	na	na	na	na	na	na	na	na	na
Other income	279,964.00	121,955.00	45,742.00	57,369.00	28,996.00	254,062.00	25,888.00	48,766.00	20,648.00	84,956.00	180,258.00	26,326.00
year/year%	-84.8%	-20.2%	-40.8%	242.8%	-12.6%	-9.3%	-78.8%	6.6%	-64.0%	193.0%	-29.0%	1.7%
quarter/quarter%	na	267.6%	-62.5%	25.4%	-49.5%	na	-10.7%	88.4%	-57.7%	311.4%	na	-69.0%
Total revenues	13,640,910.00	3,720,719.00	4,022,935.00	4,006,656.00	3,702,476.00	15,452,786.00	2,884,777.00	3,251,953.00	3,703,140.00	3,917,011.00	13,756,881.00	3,708,331.00
year/year%	3.1%	20.5%	28.0%	10.4%	-2.1%	13.3%	-22.5%	-19.2%	-7.6%	5.8%	-11.0%	28.5%
quarter/quarter%	na	-1.7%	8.1%	-0.4%	-7.6%	na	-22.1%	12.7%	13.9%	5.8%	na	-5.3%
Operating expenses												
Interest expense	2,949,531.00	772,496.00	863,107.00	994,609.00	920,563.00	3,550,775.00	329,567.00	581,990.00	939,865.00	982,528.00	2,833,950.00	991,911.00
year/year%	-29.3%	4.2%	46.1%	26.9%	10.5%	20.4%	-57.3%	-32.6%	-5.5%	6.7%	-20.2%	201.0%
quarter/quarter%	na	-7.3%	11.7%	15.2%	-7.4%	na	-64.2%	76.6%	61.5%	4.5%	na	1.0%
Servicer fees	3,345,804.00	931,776.00	1,022,715.00	1,053,858.00	960,328.00	3,968,677.00	777,506.00	849,357.00	978,709.00	983,642.00	3,589,214.00	978,061.00
year/year%	28.9%	28.8%	35.0%	16.1%	0.3%	18.6%	-16.6%	-17.0%	-7.1%	2.4%	-9.6%	25.8%
quarter/quarter%	na	-2.7%	9.8%	3.0%	-8.9%	na	-19.0%	9.2%	15.2%	0.5%	na	-0.6%
Incentive fees	895.00	-	-	-	-	-	-	-	-	-	-	-
year/year%	-99.2%	-100.0%	na	na	na	-100.0%	na	na	na	na	na	na
quarter/quarter%	na	na	na	na	na	na	na	na	na	na	na	na
Provision for losses on loans	1,353,866.00	160,205.00	76,099.00	87,101.00	74,739.00	398,144.00	-	-	81,642.00	80,116.00	161,758.00	52,757.00
year/year%	26.4%	-48.6%	-84.1%	-82.2%	-2.5%	-70.6%	-100.0%	-100.0%	-6.3%	7.2%	-59.4%	na
quarter/quarter%	na	108.9%	-52.5%	14.5%	-14.2%	na	-100.0%	na	na	-1.9%	na	-34.1%
Professional fees	471,333.00	45,567.00	25,299.00	58,862.00	73,362.00	203,090.00	80,826.00	76,312.00	77,208.00	65,958.00	300,304.00	126,364.00
year/year%	67.9%	-77.0%	-70.3%	-48.4%	-1.0%	-56.9%	77.4%	201.6%	31.2%	-10.1%	47.9%	56.3%
quarter/quarter%	na	-38.5%	-44.5%	132.7%	24.6%	na	10.2%	-5.6%	1.2%	-14.6%	na	91.6%
Real estate owned holding costs	38,158.00	6,717.00	12,676.00	4,238.00	3,049.00	26,680.00	2,984.00	2,558.00	2,874.00	24,687.00	33,103.00	4,279.00
year/year%	-94.2%	-71.1%	224.2%	1.8%	-55.4%	-30.1%	-55.6%	-79.8%	-32.2%	709.7%	24.1%	43.4%
quarter/quarter%	na	-1.8%	88.7%	-66.6%	-28.1%	na	-2.1%	-14.3%	12.4%	759.0%	na	-82.7%
Other	437,804.00	90,175.00	98,459.00	135,025.00	140,310.00	463,969.00	150,826.00	139,583.00	99,930.00	110,213.00	500,552.00	125,486.00
year/year%	-1.5%	-35.8%	-27.6%	126.2%	38.0%	6.0%	67.3%	41.8%	-26.0%	-21.5%	7.9%	-16.8%
quarter/quarter%	na	-11.3%	9.2%	37.1%	3.9%	na	7.5%	-7.5%	-28.4%	10.3%	na	13.9%
Total operating expenses	8,597,391.00	2,006,936.00	2,098,355.00	2,333,693.00	2,172,351.00	8,611,335.00	1,341,709.00	1,649,800.00	2,180,228.00	2,247,144.00	7,418,881.00	2,278,858.00
year/year%	-8.0%	-6.2%	2.3%	-1.0%	6.0%	0.2%	-33.1%	-21.4%	-6.6%	3.4%	-13.8%	69.8%
quarter/quarter%	na	-2.1%	4.6%	11.2%	-6.9%	na	-38.2%	23.0%	32.2%	3.1%	na	1.4%
Operating Margin	37.0%	46.1%	47.8%	41.8%	41.3%	44.3%	53.3%	49.3%	41.1%	42.6%	46.1%	38.5%
Other income (expense)												
Gain (loss) on sale of real estate owned	(33,499.00)	-	(7,780.00)	-	-	(7,780.00)	-	-	-	-	-	-
Total other income (expense)	(33,499.00)	-	(7,780.00)	-	-	(7,780.00)	-	-	-	-	-	-
Income before income tax and LLC fees	5,010,020.00	1,713,783.00	1,916,800.00	1,672,963.00	1,530,125.00	6,833,671.00	1,543,068.00	1,602,153.00	1,522,912.00	1,669,867.00	6,338,000.00	1,429,473.00
Income tax and LLC fees	3,385.00	451.00	6,875.00	11,790.00	250.00	19,366.00	321.00	9,860.00	100.00	2,327.00	12,608.00	308.00
Net income	5,006,635.00	1,713,332.00	1,909,925.00	1,661,173.00	1,529,875.00	6,814,305.00	1,542,747.00	1,592,293.00	1,522,812.00	1,667,540.00	6,325,392.00	1,429,165.00
year/year%	119.8%	87.2%	75.3%	30.8%	-11.7%	36.1%	-10.0%	-16.6%	-8.3%	9.0%	-7.2%	-7.4%
quarter/quarter%	na	-1.1%	11.5%	-13.0%	-7.9%	na	0.8%	3.2%	-4.4%	9.5%	na	-14.3%
Net Margin	36.7%	46.0%	47.5%	41.5%	41.3%	44.1%	53.5%	49.0%	41.1%	42.6%	46.0%	38.5%

Footnotes

The amounts provided in the financial statements through December 31, 2023 represent audited financial statements. The amounts provided in the financial statements for fiscal year 2024 have not been audited. Audited financial statements for the fiscal year 2024 will be available during the first quarter of 2025.

IRON BRIDGE MORTGAGE FUND
AVERAGE BALANCES AND YIELDS

	For the Three Months Ended								
	March 31, 2024			December 31, 2023			March 31, 2023		
	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield	Average Balance (1)	Interest (2)	Average Yield
Interest-earning assets									
Bank deposits	$ 20,139	-	-	$ 22,178	-	-	$ 9,172	-	-
Portfolio loans	128,485,297	$ 3,682,005	11.526%	127,810,705	$ 3,832,055	11.895%	103,215,927	$ 2,858,889	11.233%
Average interest-earning assets	128,505,436	3,682,005	11.524%	127,832,883	3,832,055	11.893%	103,225,099	2,858,889	11.232%
Allowance for loan losses	(1,993,602)			(1,913,365)			(1,910,541)		
Non-interest earning assets (3)	1,759,525			1,967,698			1,990,698		
Total Assets	128,271,359			127,887,216			103,305,257		
Interest-bearing liabilities									
Senior Notes	-	-	-	-	-	-	-	-	-
Bank Borrowings	51,418,131	991,911	7.759%	50,364,963	982,528	7.740%	18,830,118	329,567	7.098%
Average interest-bearing liabilities	51,418,131	991,911	7.759%	50,364,963	982,528	7.740%	18,830,118	329,567	7.098%
Non-interest bearing liabilities (4)	1,476,811			1,328,703			1,011,542		
Shareholders' equity	75,376,417			76,193,550			83,463,596		
Total liabilities and shareholders' equity	$ 128,271,359			$ 127,887,216			$ 103,305,257		
Net interest income		$ 2,690,094			$ 2,849,527			$ 2,529,322	
Net Interest rate spread (5)			3.765%			4.153%			4.134%
Net interest margin (6)			8.419%			8.844%			9.937%
Ratio of interest-earning assets to interest bearing liabilities			2.50			2.54			5.48

IRON BRIDGE MORTGAGE FUND, LLC
PORTFOLIO ANALYTICS

CAPITALIZATION	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Total Assets	$ 96,269,327	$ 111,541,549	$ 124,588,988	$ 117,653,318	$ 133,652,603	$ 136,217,462	$ 136,451,439	$ 106,283,335	$ 103,301,124	$ 124,725,272	$ 130,528,049	$ 130,517,327	$ 127,524,532
Bank Borrowings (1)	$ 21,046,848	$ 31,195,345	$ 42,591,416	$ 36,361,430	$ 46,968,863	$ 48,878,858	$ 44,504,267	$ 21,949,701	$ 20,425,466	$ 45,288,434	$ 52,373,712	$ 51,969,318	$ 51,056,658
Senior Notes	$ 25,371,849	$ 29,389,128	$ 31,275,648	$ 29,467,505	$ 30,643,603	$ 29,908,605	$ 31,102,857	$ 21,302,756	$ -	$ -	$ -	$ -	$ -
Equity (Class A, B, C and D)	$ 47,165,164	$ 48,060,245	$ 47,812,662	$ 49,518,458	$ 53,735,452	$ 55,452,709	$ 58,791,879	$ 61,515,565	$ 81,500,511	$ 77,606,592	$ 76,302,929	$ 76,625,051	$ 74,525,768

PORTFOLIO YIELD & INTEREST COVERAGE	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Interest Coverage - Bank Borrowings	10.4 X	12.1 X	9.8 X	8.6 X	9.1 X	8.3 X	6.8 X	6.7 X	8.8 X	5.6 X	3.9 X	4.0 X	3.7 X
Cumulative Preferred Return Coverage - Class D Equity	5.0 X	5.3 X	4.7 X	4.5 X	4.8 X	4.7 X	4.0 X	3.9 X	4.5 X	3.8 X	3.1 X	3.2 X	3.0 X
Cumulative Preferred Return Coverage - Class C Equity		3.3 X	3.2 X	3.2 X	3.2 X	3.1 X	2.8 X	2.6 X	2.6 X	2.5 X	2.3 X	2.4 X	2.3 X
Cumulative Preferred Return Coverage - Class B Equity		2.2 X	2.3 X	2.3 X	2.3 X	2.3 X	2.1 X	2.0 X	1.9 X	1.9 X	1.8 X	1.8 X	1.7 X
Average Portfolio Leverage (QTR)	59.3%	50.0%	58.4%	59.4%	56.6%	58.2%	57.6%	50.8%	18.2%	28.8%	38.3%	39.4%	40.1%
Weighted Average Portfolio Yield (QTR) (2)	12.355%	12.345%	12.122%	11.915%	11.723%	11.805%	11.439%	11.688%	11.233%	11.515%	11.489%	11.895%	11.526%
Weighted Average Yield - New Originations (QTR) (2)	11.281%	11.059%	10.674%	10.994%	10.741%	10.631%	10.807%	11.027%	10.716%	10.679%	10.586%	10.736%	10.567%

AVERAGE DAILY BALANCES	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Average Portfolio Loans (UPB) (QTR)	$ 96,026,930	$ 99,568,455	$ 117,907,040	$ 124,328,794	$ 123,758,986	$ 134,292,248	$ 136,976,607	$ 127,715,389	$ 103,215,927	$ 111,576,405	$ 127,167,397	$ 127,810,705	$ 128,485,297
Average Cash (QTR)	$ 625,219	$ 757,522	$ 152,730	$ 190,760	$ 53,220	$ 10,137	$ 27,210	$ 24,093	$ 9,172	$ 11,945	$ 9,214	$ 22,178	$ 20,139
Average Cash Utilization (QTR) (3)	99.349%	99.239%	99.870%	99.847%	99.957%	99.992%	99.980%	99.981%	99.991%	99.989%	99.993%	99.983%	99.984%
Average LOC Daily Balance	$ 24,954,460	$ 23,743,815	$ 36,530,511	$ 43,125,517	$ 41,052,360	$ 48,197,261	$ 46,843,749	$ 33,894,490	$ 18,830,118	$ 32,050,041	$ 48,677,088	$ 50,364,963	$ 51,418,131
Avg LOC Utilization	62.4%	59.4%	80.4%	86.3%	72.0%	75.8%	62.5%	45.2%	23.2%	53.1%	81.1%	83.9%	85.7%

PORTFOLIO TURNOVER	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Loans Originated (QTR)	143	164	154	136	143	143	149	78	113	138	111	104	108
Loans Paid Off (QTR)	127	135	149	151	129	159	102	158	116	113	103	113	118
New REO Assets / Deeds in Lieu	0	0	1	0	0	0	0	0	0	0	0	1	0
Portfolio Loans	292	321	325	310	324	308	355	275	272	297	305	295	285
Total Historical Payoffs	3,077	3,212	3,362	3,513	3,642	3,801	3,903	4,061	4,177	4,290	4,393	4,507	4,625
Total Historical Originations, #	3,369	3,533	3,687	3,823	3,966	4,109	4,258	4,336	4,449	4,587	4,698	4,802	4,910
Total Historical Originations, $	$ 966,491,232	$ 1,027,090,249	$ 1,086,760,220	$ 1,131,879,082	$ 1,197,929,439	$ 1,257,694,049	$ 1,303,831,587	$ 1,329,578,364	$ 1,369,859,321	$ 1,436,103,847	$ 1,487,606,483	$ 1,534,439,669	$ 1,580,299,455

LOAN SIZE (UPB)	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Portfolio Loans (UPB)	$ 94,784,159	$ 110,863,446	$ 123,162,671	$ 115,701,463	$ 132,533,792	$ 135,872,624	$ 135,863,981	$ 105,524,277	$ 102,791,564	$ 124,228,356	$ 130,058,501	$ 129,676,027	$ 127,002,585
Average Loan Size	$ 324,603	$ 345,369	$ 378,962	$ 373,231	$ 409,055	$ 441,145	$ 382,715	$ 383,725	$ 377,910	$ 418,277	$ 426,421	$ 439,580	$ 445,623
Median Loan Size	$ 237,911	$ 252,000	$ 269,000	$ 272,124	$ 302,315	$ 347,830	$ 280,766	$ 288,457	$ 271,072	$ 319,043	$ 323,241	$ 306,000	$ 306,526
TTM Average Loan Size	$ 331,719	$ 331,557	$ 345,611	$ 355,541	$ 376,654	$ 400,598	$ 401,536	$ 404,160	$ 396,374	$ 390,657	$ 401,583	$ 415,547	$ 432,475
$0-$100,000	39	36	25	22	27	20	25	19	29	19	24	28	28
$100,001-$200,000	75	75	71	81	75	73	104	63	63	65	66	55	58
$200,001-$300,000	73	91	87	67	58	36	57	60	56	57	55	62	50
$300,001-$500,000	66	60	72	78	81	91	89	73	55	76	70	64	63
$500,001-$1,000,000	30	47	52	44	60	57	56	44	54	58	65	59	59
$1,000,000-$1,500,000	4	7	10	10	16	27	21	12	10	17	20	22	21
$1,500,000-$2,000,000	3	4	8	8	7	4	3	4	5	4	3	3	4
$2,000,000-$2,500,000	2	1	0	0	0	0	0	0	0	0	1	1	1
$2,500,000-$3,000,000	0	0	0	0	0	0	0	0	0	1	1	1	1
$3,000,000+	0	0	0	0	0	0	0	0	0	0	0	0	0

(1) Bank debt and total assets are net of line of credit origination fees.
(2) Weighted average portfolio yield equals the gross annualized yield for each loan in the portfolio weighted by its unpaid principal balance (UPB).
(3) Average cash utilization is calculated using the average daily cash balance and average daily UPB.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

LOAN PERFORMANCE	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Performing Loans	291	320	325	309	323	308	354	275	268	290	298	292	282
New Delinquent Loans	0	0	0	1	1	0	1	0	4	5	0	0	0
Total Delinquent Loans	1	1	0	1	1	0	1	0	4	7	7	3	3
Total Historical Delinquent Loans	150	150	150	151	152	152	153	153	157	162	162	162	162
Performing Loans (UPB)	$ 93,901,343	$ 109,979,387	$ 123,162,671	$ 115,069,633	$ 132,236,292	$ 135,872,624	$ 134,755,325	$ 105,524,277	$ 100,481,830	$ 121,789,533	$ 127,612,870	$ 128,852,820	$ 126,178,771
Total Delinquent (UPB)	$ 882,816	$ 884,059	$ -	$ 631,830	$ 297,500	$ -	$ 1,108,656	$ -	$ 2,309,734	$ 2,438,823	$ 2,445,630	$ 823,207	$ 823,814
Non-Performing Loans (UPB)	$ 882,816	$ 884,059	$ -	$ -	$ 297,500	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Non-Accruing Loans (UPB)	$ -	$ -	$ -	$ 631,830	$ -	$ -	$ 1,108,656	$ -	$ 2,309,734	$ 2,438,823	$ 2,445,630	$ 823,207	$ 823,814
Provision for Loan Losses (QTR)	$ 311,413	$ 477,541	$ 488,232	$ 76,680	$ 160,206	$ 83,878	$ 87,101	$ 74,739	$ -	$ -	$ 81,642	$ 80,116	$ 52,757
Loan Charge Offs (QTR)	$ (33,499)	$ -	$ (110,117)	$ (17,403)	$ -	$ (7,780)	$ -	$ (186,342)	$ (342)	$ (105,833)	$ -	$ -	$ -
Allowance for loan losses	$ 783,951	$ 1,261,491	$ 1,639,605	$ 1,698,883	$ 1,859,089	$ 1,935,187	$ 2,022,288	$ 1,910,684	$ 1,910,343	$ 1,804,509	$ 1,886,152	$ 1,966,268	$ 2,019,025
% UPB	0.8%	1.1%	1.3%	1.5%	1.4%	1.4%	1.5%	1.8%	1.9%	1.5%	1.5%	1.5%	1.6%
Total Historical Charge Offs vs Total Originations	0.281%	0.265%	0.263%	0.254%	0.240%	0.230%	0.221%	0.231%	0.224%	0.221%	0.214%	0.207%	0.201%
Loan Fee Income, Net (QTR)	$ 62,489	$ 51,820	$ (9,298)	$ (6,646)	$ 8,523	$ 17,944	$ 38,336	$ 3,103	$ (11,999)	$ 15,949	$ (15,334)	$ 40,542	$ (18,353)
Delinquent Loan Detail													
Total Non-Performing Loans	1	1	0	0	1	0	0	0	0	0	0	0	0
Total Non-Accuring Loans	0	0	0	1	0	0	1	0	4	7	7	3	3
Total Impaired Loans	0	0	0	0	0	0	0	0	0	0	0	0	0
% of Total (# of Loans)													
Performing	99.7%	99.7%	100.0%	99.7%	99.7%	100.0%	99.7%	100.0%	98.5%	97.6%	97.7%	99.0%	98.9%
Total Delinquent	0.3%	0.3%	0.0%	0.3%	0.3%	0.0%	0.3%	0.0%	1.5%	2.4%	2.30%	1.0%	1.1%
Non-Performing	0.3%	0.3%	0.0%	0.0%	0.3%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Non Accruing	0.0%	0.0%	0.0%	0.3%	0.0%	0.0%	0.3%	0.0%	1.5%	2.4%	2.30%	1.0%	1.1%
% of Total UPB													
Performing	99.1%	99.2%	100.0%	99.5%	99.8%	100.0%	99.2%	100.0%	97.8%	98.0%	98.1%	99.4%	99.4%
Total Delinquent	0.9%	0.8%	0.0%	0.5%	0.2%	0.0%	0.8%	0.0%	2.2%	2.0%	1.9%	0.6%	0.6%
Non-Performing	0.9%	0.8%	0.0%	0.0%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Non Accruing	0.0%	0.0%	0.0%	0.5%	0.0%	0.0%	0.8%	0.0%	2.2%	2.0%	1.9%	0.6%	0.6%
% of Total Asset													
Performing	97.5%	98.6%	98.9%	97.8%	98.9%	99.7%	98.8%	99.3%	97.3%	97.6%	97.8%	98.7%	98.9%
Total Delinquent	0.9%	0.8%	0.0%	0.5%	0.2%	0.0%	0.8%	0.0%	2.2%	2.0%	1.9%	0.6%	0.6%
Non-Performing	0.9%	0.8%	0.0%	0.0%	0.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Non Accruing	0.0%	0.0%	0.0%	0.5%	0.0%	0.0%	0.8%	0.0%	2.2%	2.0%	1.9%	0.6%	0.6%

REO ASSETS	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
New REO Assets (QTR)	0	0	1	0	0	0	0	0	0	0	0	1	0
Sold REO Assets (QTR)	0	0	0	0	0	1	0	0	0	0	0	1	0
REO Assets Converted to Rental Properties	0	0	0	0	0	0	0	0	0	0	0	0	0
Total REO Assets (#)	1	1	2	2	2	1	1	1	1	1	1	1	1
Total REO Assets ($)	$ 1,881,701	$ 1,881,701	$ 2,870,824	$ 2,889,930	$ 2,896,707	$ 2,094,450	$ 2,110,877	$ 2,132,379	$ 2,132,379	$ 2,132,379	$ 2,137,049	$ 2,167,535	$ 2,181,553
% of Total Assets	2.0%	1.7%	2.3%	2.5%	2.2%	1.5%	1.5%	2.0%	2.1%	1.7%	1.6%	1.7%	1.7%
Total Historical REO Properties	44	44	45	45	45	45	45	45	45	45	45	46	46
Historical Foreclosures Reverted to Lender	31	31	32	32	32	32	32	32	32	32	32	33	33
Historical Deeds-in-Lieu of Foreclosure	13	13	13	13	13	13	13	13	13	13	13	13	13

PORTFOLIO AGE	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
# of Loans													
00-06 months	210	244	236	203	214	215	241	158	154	208	190	171	167
06-09 months	42	33	50	58	47	35	55	44	43	16	54	48	44
09-12 months	11	25	16	21	31	22	17	29	21	21	12	27	29
12+ months	29	19	23	28	32	36	42	44	54	52	49	49	45
% of Total (# of Loans)													
00-06 months	72%	76%	73%	65%	66%	70%	68%	57%	57%	70%	62%	58%	59%
06-09 months	14%	10%	15%	19%	15%	11%	15%	16%	16%	5%	18%	16%	15%
09-12 months	4%	8%	5%	7%	10%	7%	5%	11%	8%	7%	4%	9%	10%
12+ months	10%	6%	7%	9%	10%	12%	12%	16%	20%	18%	16%	17%	16%
Unpaid Principal Balance													
00-06 months	$ 61,215,706	$ 77,603,002	$ 87,616,387	$ 69,983,424	$ 85,573,221	$ 91,472,161	$ 82,114,637	$ 49,642,234	$ 51,649,880	$ 85,940,521	$ 80,842,165	$ 70,891,565	$ 68,229,833
06-09 months	$ 13,701,613	$ 12,672,684	$ 15,265,713	$ 22,862,310	$ 19,799,390	$ 16,334,725	$ 24,205,621	$ 20,242,155	$ 15,697,144	$ 6,600,735	$ 19,687,089	$ 24,189,697	$ 20,774,125
09-12 months	$ 4,128,339	$ 10,313,762	$ 9,720,139	$ 7,801,716	$ 12,985,419	$ 11,210,057	$ 9,333,115	$ 12,884,772	$ 8,563,122	$ 7,933,438	$ 6,075,106	$ 11,460,818	$ 17,882,466
12+ months	$ 15,738,502	$ 10,273,998	$ 10,560,432	$ 15,054,013	$ 14,175,762	$ 16,855,680	$ 20,210,608	$ 22,755,131	$ 26,881,418	$ 23,753,662	$ 23,454,140	$ 23,133,948	$ 20,116,161
% of Total (UPB)													
00-06 months	65%	70%	71%	60%	65%	67%	60%	47%	50%	69%	62%	55%	54%
06-09 months	14%	11%	12%	20%	15%	12%	18%	19%	15%	5%	15%	19%	16%
09-12 months	4%	9%	8%	7%	10%	8%	7%	12%	8%	6%	5%	9%	14%
12+ months	17%	9%	9%	13%	11%	12%	15%	22%	26%	19%	18%	18%	16%

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

PORTFOLIO LTV	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Active Loans (UPB)													
Unpaid Principal Balance (UPB)	$ 94,784,159	$ 110,863,446	$ 123,162,671	$ 115,701,463	$ 132,533,792	$ 135,872,624	$ 135,863,981	$ 105,524,277	$ 102,791,564	$ 124,228,356	$ 130,058,501	$ 129,676,027	$ 127,002,585
Undispersed Construction Loan Balance (4)	$ 13,560,935	$ 14,051,571	$ 12,933,850	$ 14,237,524	$ 13,673,147	$ 10,655,376	$ 11,638,554	$ 9,993,774	$ 13,441,704	$ 15,157,928	$ 13,929,525	$ 12,225,739	$ 9,728,826
Est. After Repair Value ($)	$ 173,407,000	$ 198,606,000	$ 211,235,000	$ 204,791,000	$ 226,043,000	$ 226,643,000	$ 229,036,000	$ 184,593,000	$ 185,713,000	$ 217,109,000	$ 221,944,000	$ 221,764,000	$ 211,932,000
Loan-to-Value (Fully Funded) (5)	62%	63%	64%	63%	65%	65%	64%	63%	63%	64%	65%	64%	65%
Paid Off Loans (UPB) (QTR)													
Unpaid Principal Balance (UPB)	$ 39,049,364	$ 43,987,198	$ 46,477,416	$ 51,864,885	$ 49,387,201	$ 55,927,038	$ 45,756,614	$ 53,918,658	$ 43,006,649	$ 46,030,744	$ 45,709,132	$ 44,829,278	$ 48,393,119
Average Loan Size (UPB)	$ 307,475	$ 325,831	$ 311,929	$ 343,476	$ 382,847	$ 351,742	$ 448,594	$ 341,257	$ 370,747	$ 407,352	$ 443,778	$ 396,719	$ 410,111
Average Loan Size (UPB , Trailing 12 Months)	$ 309,970	$ 315,951	$ 311,340	$ 322,178	$ 341,021	$ 347,498	$ 381,665	$ 381,110	$ 378,085	$ 391,988	$ 390,783	$ 404,649	$ 414,490
Properties Sold - Retail (QTR) (6)													
Unpaid Principal Balance (UPB)	$ 33,272,500	$ 31,775,251	$ 29,408,956	$ 39,354,446	$ 38,697,175	$ 39,728,168	$ 35,742,664	$ 36,359,387	$ 35,765,746	$ 38,420,894	$ 38,707,821	$ 37,617,078	$ 39,547,792
Original "After Repair" Loan to Value	66%	66%	64%	64%	66%	64%	66%	66%	64%	64%	62%	67%	66%
Actual Sale Price	$ 55,015,578	$ 54,539,253	$ 53,952,474	$ 67,413,180	$ 69,474,990	$ 70,478,810	$ 57,053,082	$ 53,799,949	$ 56,523,414	$ 63,160,050	$ 63,949,298	$ 59,405,700	$ 65,787,980
Actual Loan-to-Sales Price (LTV)	60%	58%	55%	58%	56%	56%	63%	68%	63%	61%	61%	63%	60%
Properties Sold (# of Loans)	104	97	92	114	92	94	70	85	85	84	82	90	90
Refinanced Loans & Wholesaled Properties (QTR) (6)													
Unpaid Principal Balance (UPB)	$ 5,776,864	$ 12,211,947	$ 17,068,460	$ 12,510,440	$ 10,690,026	$ 16,198,870	$ 10,013,950	$ 17,559,271	$ 7,240,903	$ 7,609,850	$ 7,001,311	$ 7,678,439	$ 7,678,439
Loans Refinanced & Wholesaled (# of Loans)	24	38	58	37	37	65	32	73	31	29	21	26	26

BORROWER CONCENTRATION	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
Portfolio Borrowers	183	174	174	159	157	155	163	152	146	171	173	165	147
Avg. Loans / Borrower	1.6	1.8	1.9	1.9	2.1	2.0	2.2	1.8	1.9	1.7	1.8	1.8	1.9
Avg. % of Portfolio UPB per Borrower	0.5%	0.6%	0.6%	0.6%	0.6%	0.6%	0.6%	0.7%	0.7%	0.6%	0.6%	0.6%	0.7%
Top Borrower (% of UPB)	4.4%	5.1%	5.3%	6.4%	4.5%	4.1%	4.1%	5.3%	3.6%	3.1%	4.5%	3.6%	8.0%
Top 3 Borrowers (% of UPB)	11.4%	12.6%	13.4%	14.1%	10.9%	12.1%	11.4%	12.5%	9.3%	7.9%	10.9%	10.3%	14.9%

PROJECT TYPE	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
# of Loans													
SFR - Rehab	268	291	299	281	297	287	335	257	249	271	279	267	265
SFR - New Construction	15	22	21	25	26	21	20	18	22	23	23	26	18
MFR - Rehab (7)	2	2	1	1	1	0	0	0	1	3	2	1	1
MFR - New Construction	2	2	1	1	0	0	0	0	0	0	0	0	0
Commercial	5	3	3	2	0	0	0	0	0	0	0	0	0
Land Entitlements	0	1	0	0	0	0	0	0	0	0	1	1	1
% of UPB													
SFR - Rehab	85%	84%	86%	82%	88%	92%	93%	93%	91%	90%	89%	89%	91%
SFR - New Construction	5%	9%	9%	11%	11%	8%	7%	7%	8%	9%	10%	11%	9%
MFR - Rehab	3%	3%	2%	4%	1%	0%	0%	0%	<1%	1%	<1%	<1%	<1%
MFR - New Construction	1%	<1%	<1%	<1%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Commerical	6%	3%	3%	3%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Land Entitlements	0%	1%	0%	0%	0%	0%	0%	0%	0%	0%	<1%	<1%	<1%

COLLATERAL GEOGRAPHY	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
ARIZONA													
# of Active Loans (EOQ)	4	9	8	3	7	5	7	7	8	5	10	9	6
% of Total UPB	1%	3%	2%	1%	2%	2%	2%	3%	3%	2%	3%	2%	1%
# of Paid Off Loans (QTR)	2	2	3	5	1	3	—	2	2	3	2	1	3
% of Paid Off UPB	2%	1%	2%	3%	1%	3%	—	1%	1%	2%	2%	1%	2%
CALIFORNIA													
# of Active Loans	80	93	108	91	110	117	118	100	95	122	129	130	133
% of Total UPB	42%	43%	49%	46%	51%	51%	48%	50%	50%	57%	59%	63%	66%
# of Paid Off Loans (QTR)	39	38	36	44	34	46	35	42	39	39	47	50	45
% of Paid Off UPB	46%	38%	34%	42%	38%	47%	49%	42%	51%	53%	62%	57%	54%
COLORADO													
# of Active Loans	14	17	21	25	22	25	19	16	19	21	16	13	13
% of Total UPB	7%	8%	8%	10%	9%	13%	10%	10%	12%	10%	8%	7%	8%
# of Paid Off Loans (QTR)	7	2	6	8	7	5	7	9	2	6	9	5	4
% of Paid Off UPB	6%	3%	8%	6%	7%	4%	10%	11%	3%	7%	9%	8%	5%
D.C - Washington													
# of Active Loans	1	—	—	—	1	2	2	2	1	1	1	1	—
% of Total UPB	<1%	—	—	—	<1%	<1%	<1%	1%	<1%	<1%	<1%	<1%	—
# of Paid Off Loans (QTR)	—	1	—	—	—	—	—	—	1	—	—	—	1
% of Paid Off UPB	—	1%	—	—	—	—	—	—	1%	—	—	—	1%

(4) Undispersed Construction Loan Balance is comprised of construction funds that have been approved but not yet dispersed.
(5) Estimated Loan-to-Value assumes all loans are fully funded and improvements to real estate have been completed. Value is based on After Repair Value (ARV).
(6) Prior to 2014, loans that were paid off through a refinance (property not sold) were included in paid off loans using our ARV quicksale estimate as the sales price. As of 1Q14, refinanced loans are broken out separately.
(7) Multi family residential is defined as consisting of 5 or more residential units. Prior to Q2:2018 multi-family loans included any projects with 2 or more units.

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.

COLLATERAL GEOGRAPHY	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24
FLORIDA													
# of Active Loans	4	7	10	7	10	6	12	9	10	8	6	6	6
% of Total UPB	<1%	1%	1%	1%	1%	1%	2%	1%	2%	2%	1%	1%	2%
# of Paid Off Loans (QTR)	4	3	4	7	2	7	2	5	5	5	4	1	1
% of Paid Off UPB	2%	1%	2%	2%	1%	3%	1%	2%	3%	2%	3%	1%	<1%
GEORGIA													
# of Active Loans	10	5	13	15	11	11	13	5	1	1	2	4	2
% of Total UPB	1%	<1%	2%	2%	2%	2%	2%	1%	<1%	<1%	<1%	1%	<1%
# of Paid Off Loans (QTR)	1	8	1	7	8	6	3	9	4	1	—	—	2
% of Paid Off UPB	<1%	3%	<1%	2%	3%	2%	2%	3%	1%	<1%	—	—	1%
ILLINOIS													
# of Active Loans	6	6	2	—	—	—	—	—	—	—	—	—	—
% of Total UPB	1%	1%	<1%	—	—	—	—	—	—	—	—	—	—
# of Paid Off Loans (QTR)	—	—	4	2	—	—	—	—	—	—	—	—	—
% of Paid Off UPB	—	—	1%	1%	—	—	—	—	—	—	—	—	—
INDIANA													
# of Active Loans	—	3	4	2	3	1	3	4	2	3	2	—	—
% of Total UPB	—	<1%	1%	<1%	<1%	<1%	<1%	1%	<1%	<1%	<1%	—	—
# of Paid Off Loans (QTR)	1	—	1	2	1	2	—	—	2	—	1	2	—
% of Paid Off UPB	<1%	—	<1%	1%	1%	1%	—	—	1%	—	1%	1%	—
MARYLAND													
# of Active Loans (EOQ)	12	13	14	10	11	24	40	19	32	25	20	13	12
% of Total UPB	2%	2%	2%	1%	2%	4%	5%	4%	6%	4%	3%	2%	2%
# of Paid Off Loans (QTR)	2	7	5	10	5	5	10	32	12	11	10	9	4
% of Paid Off UPB	1%	3%	3%	4%	3%	3%	5%	11%	6%	5%	4%	4%	2%
MISSOURI													
# of Active Loans	11	19	18	30	34	14	24	13	14	13	18	15	26
% of Total UPB	1%	2%	2%	3%	3%	1%	2%	1%	1%	1%	1%	1%	2%
# of Paid Off Loans (QTR)	—	1	11	2	5	25	1	15	5	7	4	7	4
% of Paid Off UPB	—	<1%	3%	1%	2%	5%	1%	4%	1%	1%	1%	2%	1%
NORTH CAROLINA													
# of Active Loans	6	3	3	1	2	3	5	6	7	8	13	16	15
% of Total UPB	1%	<1%	<1%	<1%	<1%	<1%	1%	1%	1%	1%	1%	2%	2%
# of Paid Off Loans (QTR)	3	5	1	2	—	—	1	3	5	5	4	4	10
% of Paid Off UPB	1%	2%	<1%	1%	—	—	<1%	1%	1%	1%	2%	1%	3%
OREGON													
# of Active Loans	50	48	42	37	33	28	30	31	38	44	44	42	31
% of Total UPB	18%	14%	12%	10%	8%	7%	8%	10%	12%	12%	12%	12%	9%
# of Paid Off Loans (QTR)	17	19	22	19	16	12	14	5	8	9	10	13	17
% of Paid Off UPB	14%	14%	15%	14%	10%	7%	9%	4%	7%	7%	8%	10%	17%
TENNESSEE													
# of Active Loans	1	—	—	—	1	1	1	1	1	1	1	1	—
% of Total UPB	<1%	—	—	—	<1%	<1%	<1%	<1%	<1%	<1%	<1%	<1%	—
# of Paid Off Loans (QTR)	—	1	—	—	—	—	—	—	—	—	—	—	1
% of Paid Off UPB	—	1%	—	—	—	—	—	—	—	—	—	—	<1%
TEXAS													
# of Active Loans	47	59	45	45	42	51	49	32	24	19	15	20	18
% of Total UPB	12%	13%	11%	13%	12%	14%	12%	10%	8%	5%	4%	3%	3%
# of Paid Off Loans (QTR)	19	23	36	28	30	23	19	23	11	15	6	6	9
% of Paid Off UPB	11%	14%	18%	15%	24%	13%	16%	14%	9%	11%	4%	5%	4%
UTAH													
# of Active Loans	15	11	14	22	20	9	22	18	8	6	8	10	9
% of Total UPB	3%	2%	3%	5%	4%	2%	5%	5%	2%	1%	1%	2%	2%
# of Paid Off Loans (QTR)	13	13	11	6	9	15	5	13	14	6	2	4	5
% of Paid Off UPB	7%	7%	5%	3%	5%	7%	3%	7%	9%	3%	1%	2%	3%
VIRGINIA													
# of Active Loans	4	2	2	1	1	—	—	1	1	6	6	4	6
% of Total UPB	<1%	<1%	<1%	<1%	<1%	—	—	<1%	<1%	1%	1%	1%	1%
# of Paid Off Loans (QTR)	2	2	—	1	—	1	—	—	1	1	—	3	3
% of Paid Off UPB	1%	<1%	—	<1%	—	<1%	—	—	1%	<1%	—	1%	1%
WASHINGTON													
# of Active Loans	27	26	21	21	16	11	10	11	11	14	14	11	8
% of Total UPB	9%	8%	5%	6%	6%	4%	3%	4%	3%	3%	4%	3%	2%
# of Paid Off Loans (QTR)	16	10	9	8	11	9	5	—	5	5	4	8	9
% of Paid Off UPB	9%	7%	9%	5%	6%	8%	5%	—	4%	7%	3%	7%	8%

Notes: All values shown are as of period end unless designated as during the quarter "(QTR)". "(UPB)" is the aggregate unpaid principal balance.